Exhibit 99.(k)(6)(iv)

     EXECUTION VERSION

AMENDMENT NO. 3

TO CREDIT AGREEMENT

AMENDMENT NO. 3, dated as of April 8, 2020 (this “Amendment”), to the Credit Agreement, dated as of November 30, 2018, between Aberdeen Income Credit Strategies Fund (the “Borrower”), each lender from time to time party thereto, and BNP Paribas as Administrative Agent (the “Bank”) (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

A.            Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

B.            The Borrower and the Bank desire to amend the Credit Agreement as set forth herein.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.            Amendments to the Credit Agreement.

(a)            The first WHEREAS clause of the credit Agreement is hereby amended by replacing the reference to the amount “$110,000,000” with the amount “$85,000,000”.

(b)            The defined term “Commitment” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference to the amount “$110,000,000” with the amount “$85,000,000”.

(c)            Schedule 1 to the Credit Agreement is hereby by deleting it in its entirety and replacing it with Schedule 1 attached hereto as Exhibit A.

(d)            The text “100,000,000 in 7.7(c) of the Credit Agreement is replaced in its entirety with the text “70,000,000”.

(e)            The text “3 Business Days” in 8.1(d)(ii) of the Credit Agreement is replaced in its entirety with the text “5 Business Days”.

2.            The amendments set forth in Section 1 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)            the Bank shall have received from the Borrower either (i) a counterpart of this Amendment executed on behalf of the Borrower or (ii) written evidence satisfactory to the Bank (which may include telecopy transmission of a signed signature page of this Amendment) that the Borrower has executed a counterpart of this Amendment;

(b)            the Bank shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Bank, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true and correct copies of the resolutions duly adopted by the Board of Trustees approving the Borrower’s entry into this Amendment and the transactions contemplated hereby, (iii) certifying that the Borrower’s Organization Documents have not been amended, supplemented or otherwise modified since March 19, 2020 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification, and (iv) certifying that the Registration Statement has not been amended, supplemented or otherwise modified since October 16, 2019 or, if so, attaching a true, complete and correct copy of each such amendment, supplement or modification;

(c)            the Bank shall have received such information as requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(d)            all fees and expenses of the Bank (including the reasonable fees and expenses of counsel to the Bank) incurred in connection with this Amendment shall have been paid.

3.            The Borrower (a) reaffirms and admits the validity and enforceability of each Credit Document to which it is a party and all of its obligations thereunder and agrees and admits that (i) it has no defense to any such obligation and (ii) it shall not exercise any setoff or offset to any such obligation, and (b)(1) represents and warrants that, as of the date of execution and delivery hereof by the Borrower, no Default has occurred and is continuing, and (2) the representations and warranties of the Borrower contained in the Credit Agreement and the other Credit Documents are true in all material respects on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

4.            In all other respects, the Credit Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Credit Document shall be deemed to be an amendment in respect of any other term or condition contained in any Credit Document.

5.            This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

6.            THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ABERDEEN INCOME CREDIT STRATEGIES FUND

By:	/s/ Alan Goodson
Name: Alan Goodson
Title: Vice President

BNP PARIBAS

By:	/s/ David Seaman
Name: David Seaman
Title: Director

By:	/s/ Frank Chiofalo
Name: Frank Chiofalo
Title: Vice President

EXHIBIT A

Schedule 1 to the Credit Agreement

List of Lenders and Commitments

LENDER	COMMITMENT	APPLICABLE PERCENTAGE
BNP Paribas	$85,000,000	100.000000000%
TOTAL	$85,000,000	100.000000000%